Exhibit 4.4

SECOND AMENDED AND RESTATED
STOCKHOLDERS AGREEMENT
BY AND AMONG
MAKO SURGICAL CORP.
AND
EACH OF THE STOCKHOLDERS LISTED ON EXHIBIT B
AND THE ADDITIONAL STOCKHOLDERS
FROM TIME TO TIME PARTY HERETO
FEBRUARY 6, 2007
As amended March 5, 2007

SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT
     THIS SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this “Agreement”) is entered into as of February 6, 2007 (the “Effective Date”) by and among (i) MAKO Surgical Corp., a Delaware corporation (the “Company”); (ii) each of the individuals and entities from time to time identified as a “Series A Investor Stockholder” in Exhibit B hereto (each individually, a “Series  A Investor Stockholder”, and collectively, the “Series A Investor Stockholders”); (iii) each of the individuals and entities from time to time identified as a “Series B Investor Stockholder” in Exhibit B hereto (each individually, a “Series B Investor Stockholder”, and collectively, the “Series B Investor Stockholders”); (iv) each of the individuals and entities from time to time identified as a “Series C Investor Stockholder” in Exhibit B hereto (each individually, a “Series C Investor Stockholder”, and collectively, the “Series C Investor Stockholders”); (v) Z-KAT, Inc., a Florida corporation (“Z-KAT”), Dana Mears, MD, Ph.D., an individual (“Dr. Mears”), Alastair Clemow, Ph.D. MBA, an individual (“Dr. Clemow”), Maurice R. Ferré, MD (“Dr. Ferré”), Steven B. Brown (collectively, the “Existing Common Stockholders”); and (vi) each of the Additional Stockholders (as hereinafter defined) from time to time becoming party to this Agreement in accordance with the provisions of Section 3.1.1 below. The Series A Investor Stockholders, the Series B Investor Stockholders, the Series C Investor Stockholders, the Existing Common Stockholders and the Additional Stockholders (as hereinafter defined) and any other persons who shall hereafter acquire Equity Securities (as hereinafter defined) of the Company pursuant to the provisions of, and subject to the restrictions and rights set forth in, this Agreement along with their respective successors or permitted transferees or assignees from time to time, are referred to herein collectively as the “Company Stockholders” and each individually as a “Company Stockholder”.
     WHEREAS, the Company, Z-Kat, Dr. Mears, Dr. Clemow and the Series A Investor Stockholders are parties to that certain Stockholders Agreement dated December 17, 2004 (the “Original Agreement”), which was executed simultaneous with the execution of that certain Stock Purchase Agreement (the “Series A Purchase Agreement”) for the purchase and sale of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred Stock”), by and among certain Series A Investor Stockholders that were then acquiring the Series A Preferred Stock.
     WHEREAS, the Company, Z-Kat, Dr. Mears, Dr. Clemow, Dr. Ferré and the Series A Investor Stockholders together with the Series B Investor Stockholders (collectively, the “A/B Preferred Investor Stockholders”) amended and restated the Original Agreement on July 14, 2005 (the “Amended Agreement”), which was executed simultaneous with the execution of that certain Stock Purchase Agreement (the “Series B Purchase Agreement”) for the purchase and sale of the Company’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”), by and among certain Series B Investor Stockholders that were then acquiring the Series B Preferred Stock.
     WHEREAS, simultaneous with the execution of this Agreement on the Effective Date, pursuant to that certain Stock Purchase Agreement for the purchase and sale of the Company’s Series C Convertible Preferred Stock (the “Series C Preferred Stock,” and, with the Series A Preferred Stock and the Series B Preferred Stock, collectively the “Preferred Stock”), by and among the Series C Investor Stockholders and the Company (the “Series C Purchase Agreement,” and together with the Series A Purchase Agreement and the Series B Purchase Agreement, the “Purchase Agreements”), the Series C Investor Stockholders (excluding those Series C Investor Stockholders that are also A/B Preferred Investor Stockholders) are becoming Company Stockholders, with each Series C Investor Stockholder individually owning as of the Effective Date that number of shares of the Series C Preferred Stock set forth adjacent to such Series C Investor Stockholder’s name in Exhibit C hereto;
     WHEREAS, it is a condition to the obligations of the Series C Investor Stockholders under the Series C Purchase Agreement that this Agreement be executed by the Company and all Series C Investor

Stockholders and be binding upon all Company Stockholders presently or hereafter becoming a party hereto, in order to provide, among other things, for certain restrictions relating to the transfer of the Equity Securities and other rights and responsibilities among the Company Stockholders as set forth herein; and
     WHEREAS, consistent with and pursuant to Section 7.5 of the Amended Agreement, as of the Effective Date, by operation of this Agreement, and with the written consent of (i) the Company, (ii) a Series A Majority, (iii) a Series B Majority and (iv) Company Stockholders holding not less than a majority of the total then-outstanding Equity Securities (excluding Series C Preferred Stock and determined on a Common Stock-equivalent basis) held by all of the Company Stockholders immediately prior to the Effective Date, the Amended Agreement is hereby amended, restated and replaced in its entirety by this Agreement.
     NOW, THEREFORE, for and in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto and all Company Stockholders hereby agree as follows:
ARTICLE I
RECITALS AND DEFINED TERMS
     The above recitals are true and correct, and are incorporated into and made part of this Agreement. For all purposes of this Agreement, certain capitalized terms specified in Exhibit A shall have the meanings set forth in Exhibit A, except as otherwise expressly provided in this Agreement.
ARTICLE II
BOARD OF DIRECTORS
     As provided in the Company’s Second Amended and Restated Certificate of Incorporation (as in effect as of the Effective Date and as further amended and in effect from time to time hereafter, the “Charter”) and the Amended and Restated Bylaws of the Company (as amended and in effect as of the Effective Date and as further amended and in effect from time to time thereafter in accordance with the provisions thereof and of the Charter, the “Bylaws”), all directors of the Company shall be elected by the holders of the Common Stock from time to time outstanding (including, without limitation, the holders of any Common Stock issued in respect of Options Equity or warrants to purchase Common Stock, as well as Common Stock issued to any Company Stockholder (including any Preferred Investor Stockholder or any of its Affiliates) in respect of the Preferred Stock or otherwise, each a “Common Stockholder” and collectively, the “Common Stockholders”), the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock voting in accordance with the provisions of this Agreement, the Bylaws and the Charter. Each director shall serve in accordance with this Agreement and the Bylaws and, if continuing, shall stand for re-election annually, subject to the terms of this Article II.
     Until this Agreement shall have been terminated as provided in Section 7.3 below, the Company and each Company Stockholder (for so long as such Company Stockholder owns any Equity Securities of the Company) shall use their best efforts to take or cause to be taken all actions within their respective power and authority and in accordance with applicable law (including, without limitation, the voting of shares of Equity Securities held by such Company Stockholder or the taking of action by written consent with respect to such shares) as may reasonably be required to effect the agreements contained in this Article II.
     2.1 Board of Directors. The Company and each Company Stockholder hereby acknowledges and agrees that, and shall take or cause to be taken all actions reasonably necessary such that:

     (a) Subject to Section 2.1(i) set forth below, the authorized membership of the Board of Directors of the Company (the “Board”) shall be established and maintained at seven (7) directors.
     (b) For so long as the Series B Investor Stockholders continue to own not less than twenty-five percent (25%) of the total number of shares of Series B Preferred Stock issued, collectively, on the on the dates of the First Closing and the Second Closing under (and each as defined in) the Series B Purchase Agreement (as adjusted for any stock splits, recapitalizations and the like) (the “Series B Director Condition”), the Series B Investor Stockholders shall cause to be elected, by a vote or written consent of the holders of the Series B Preferred Stock as set forth in clauses (x) and (y) below, to the Board two (2) directors (each a “Series B Director” and together, the “Series B Directors”), which Series B Directors shall be designated as follows: (x) one Series B Director shall be designated by the MDS Entities, or any successor or assign of the MDS Entities who holds more than fifty percent (50%) of the Series B Preferred Stock initially issued to the MDS Entities pursuant to the Series B Purchase Agreement and (y) one Series B Director shall be designated by Aperture Capital II, L.P. (“Aperture”) and MK Investment Co. (“MKCO”) voting together as a separate class; provided, that either or both of Aperture and MKCO may only assign this right to any of its successors or assigns who holds more than fifty percent (50%) of the Series B Preferred Stock initially issued to Aperture or MKCO, as the case may be, pursuant to the Series B Purchase Agreement, which Series B Directors are hereby initially designated by the Series B Investor Stockholders as Gerry Brunk, designated by the MDS Entities and Marcelo Chao, designated by Aperture and MKCO; provided, that, if as of any date, the Series B Director Condition shall cease to be satisfied, the Series B Investor Stockholders shall not be entitled to cause the Series B Directors to be elected to the Board, but rather such directors shall be elected by a vote or written consent of a majority of the Equity Securities (determined on an as-if-converted, Common Stock-equivalent basis) then held by the Company Stockholders.
     (c) For so long as (i) the Series A Investor Stockholders continue to own not less than twenty-five percent (25%) of the total number of shares of Series A Preferred Stock issued on all Applicable Closing Dates under (and as defined in) the Series A Purchase Agreement (as adjusted for any stock splits, recapitalizations and the like), or (ii) the total number of issued and outstanding shares of Series A Preferred Stock continue to represent not less than ten percent (10%) of the total voting power of any and all shares of the Company’s Preferred Stock from time to time outstanding (in each case, with respect to all such shares of Preferred Stock, on an as-if-converted, Common Stock-equivalent basis), the Series A Investor Stockholders shall cause to be elected, by a vote or written consent of the holders of a majority of the Series A Preferred Stock held by such Series A Investor Stockholders, to the Board one (1) director (the “Series A Director”), which Series A Director is hereby initially designated by the Series A Investor Stockholders as Christopher C. Dewey; provided, that, if as of any date, both of the conditions specified in the foregoing clauses (i) and (ii) shall cease to be satisfied, the Investor Stockholders shall not be entitled to cause the Series A Director to be elected to the Board, but rather such director shall be elected by a vote or written consent of a majority of the Equity Securities (determined on an as-if-converted, Common Stock-equivalent basis) then held by the Company Stockholders.
     (d) For so long as (i) the Series C Investor Stockholders continue to own not less than twenty-five percent (25%) of the total number of shares of Series C Preferred Stock issued on the date of the Closing under (and as defined in) the Series C Purchase Agreement (as adjusted for any stock splits, recapitalizations and the like), or (ii) the total number of issued and outstanding shares of Series C Preferred Stock continue to represent not less than five percent (5%) of the total voting power of any and all shares of the Company’s Preferred Stock from time to time outstanding (in each case, with respect to all such shares of Preferred Stock, on an as-if-converted, Common Stock-equivalent basis), the Series C Investor Stockholders shall cause to be elected, by a vote or written consent of the holders of a majority of the Series C Preferred Stock held by such Series C Investor Stockholders, to the Board one (1) director (the “Series C Director”) designated by the Tudor Series C Investor Stockholders, which Series C Director is hereby initially designated by the Tudor Series C Investor Stockholders as Michael Stansky; provided, that, if as of any date, both of the conditions specified in the foregoing clauses (i) and (ii) shall cease to be satisfied, the Investor Stockholders shall not be entitled to cause the Series C Director to be elected to the Board, but rather such director shall be elected by a vote or written consent of a majority of the Equity Securities (determined on an as-if-converted, Common Stock-equivalent basis) then held by the Company Stockholders.
     (e) The Common Stockholders shall cause to be elected, by a vote or by written consent of the holders of a majority of such issued and outstanding Common Stock, one (1) director (the “Common Director”) to the Board, which Common Director is hereby designated by the Common Stockholders as the individual holding the position of Chief Executive Officer of the Company (the “CEO”), which CEO as of the Effective Date is Maurice R. Ferré, M.D.
     (f) Two (2) individuals that are Independent and otherwise qualified to be members of the Board (each an “Independent Director”), with such Independent Directors to be appointed by vote of a majority of the Board; provided, however, that (i) one of the initial directors to be appointed by vote of a majority of the Board shall be Morry Blumenthal who is not Independent; (ii) Matthew Tierney, originally designated by designated by Aperture and MKCO as a director of the Company, shall remain as a member of the Board until the earlier to occur of (y) the time at which the second Independent Director is elected by the Board to replace him, and (z) the date six (6) months following the Effective Date, at which point he will resign, and (iii) any and all future Board members appointed by vote of a majority of the Board shall be Independent. For the purposes of this Subsection (f), an individual whose only nontrivial professional, familial or financial connection to the Company, any member of the Board, the CEO or any other executive officer is his or her directorship shall be deemed “Independent.”
     (g) In the case of death, resignation, or other removal, as provided in the Bylaws, of any director of the Company (“Director”) appointed by a Company Stockholder or any group of Company Stockholders having authority to designate the election of such director under this Section 2.1 (in all such cases, the “Designating Stockholder”), the Designating Stockholder shall have exclusive authority to designate the election in its discretion of another individual to fill the vacancy created thereby.
     (h) No action shall be taken by the Board during the pendency of any vacancy due to death, resignation or removal of any Director, unless the applicable Designating Stockholder shall have failed, for a period of thirty (30) Business Days after written notice from the Company as to the vacancy, to designate a replacement.
     (i) Notwithstanding anything to the contrary, upon an Event of Noncompliance (as defined in the Charter), those Preferred Investor Stockholders holding not less than sixty-six and two-thirds percent (66 2/3%) of the outstanding Preferred Stock voting together as a single class (based on the number of shares held by such holders on an as-if-converted, Common Stock-equivalent basis) (the “Preferred Majority”), have the right to (x) increase the size of the Board to nine (9) directors; (y) cause to be elected two (2) additional members of the Board; and (z) cause the holders of the Preferred Stock (voting together as the Preferred Majority) to have the right to designate such two (2) additional members in order to allow the holders of the Preferred Stock to elect a majority of the Board.
     (j) For so long as each of (i) Aperture and MKCO (or an Affiliate thereof); (ii) the Tudor Stockholders (together with their Affiliates); or (iii) the Common Stockholders, as a single class, shall own not less than five percent (5%) (on an as converted basis with respect solely to the Preferred Stock held by Aperture and MKCO or the Tudor Stockholders and adjusted for stock splits, recapitalizations and the like) of the issued and outstanding Common Stock of the Company, including for this purpose any Common Stock issuable upon conversion of any outstanding Preferred Stock, Aperture and MKCO, the Tudor Stockholders and the Common Stockholders shall each have the right to appoint a representative to attend as a non-voting observer (its “Observer”) each and every meeting of the Board. Each Observer shall receive, on a timely basis, copies of all notices, minutes, consents, and other materials that the Company provides to the members of its board; provided, however, that the Company reserves the right to exclude such Observers from access to any meeting or any materials if it is reasonably believed that such exclusion is necessary to preserve any privilege, to protect confidential or otherwise proprietary information or for any other reason if the Board, acting in good faith, reasonably determines that the presence of such Observers would not be appropriate given the subject matter being discussed. Except to the extent so excluded, the Observers may participate in discussions of any and all matters brought before any meeting he attends as a non-voting observer.
     2.2 Board Meetings. The Company and each Company Stockholder agree to use commercially reasonable efforts to take, or cause the Board to take, actions reasonably necessary to hold meetings of the Board at least once each calendar quarter in accordance with this Agreement and the Bylaws (unless a majority of the Board determines otherwise). The Company will pay all reasonable direct travel expenses of Directors in connection with attending any meetings of the Board or any Board Committees not held by telephonic means as provided in the Bylaws.
     2.3 Board Committees. The Company Stockholders hereby agree to the establishment and appointment of (a) a compensation committee of the Board (the “Compensation Committee”), consisting of not less than three (3) Directors, empowered and directed to determine and approve, on behalf of and in lieu of the full Board, all compensation matters related to the Company’s management personnel or otherwise related to the Options Equity; and (b) an audit committee of the Board (the “Audit Committee”), consisting of not less than three (3) Directors, empowered and directed to review and approve the Company’s financial statements and related matters. The Compensation Committee and the Audit Committee shall (i) not include any Director that is at that time employed by the Company except as a non-voting advisor to such committee as reasonably required and requested by such committee; and (ii) always include the Series A Director, the Series C Director and at least one (1) Series B Director (for so long as each such director is elected by the respective Designating Stockholder). Every committee of the Board shall include not less than one (1) of the Series B Directors and, if requested by the Tudor Stockholders, the Series C Director.
     2.4 Matters Requiring the Approval of the Series B Directors and Series C Director. For so long as any shares of (x) the Series B Preferred Stock remain issued and outstanding, the Company shall not, absent (i) the requisite approval of the Board and (ii) the affirmative vote of both Series B Directors and (y) the Series C Preferred Stock remain issued and outstanding, the Company shall not, absent (i) the requisite approval of the Board and (ii) the affirmative vote of the Series C Director:

     (a) make any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly-owned by the Company;
     (b) make any loan or advance to any person, including any employee or director, except advances and similar expenditures made in the ordinary course of business or under the terms of an Approved Option Plan;
     (c) guarantee any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business;
     (d) make any investment other than investments in prime commercial paper, money market funds, certificates of deposit in any United States bank having a net worth in excess of $100,000,000 or obligations issued or guaranteed by the United States of America, in each case having a maturity not in excess of two (2) years;
     (e) incur any aggregate indebtedness in excess of $50,000 that is not already included in the Company’s Operating Plan, other than trade credit incurred in the ordinary course of business;
     (f) enter into or be a party to any transaction or series of transactions with any director, officer or employee of the Company or any Associate of any such person except transactions resulting in payments to or by the Company in an amount less than $30,000 in the aggregate in any given year;
     (g) terminate any Company executive officer;
     (h) approve or amend any Company employee stock or option plan;
     (i) change the Principal Business of the Company or exit the Company’s Line of Business;
     (j) sell, transfer, pledge or encumber the Company’s intellectual property; or
     (k) grant a license for the Company’s intellectual property to any Third Party for commercial exploitation within the Line of Business.
   2.5 D&O Insurance. The Company shall have at the Effective Time and shall use commercially reasonable efforts to maintain during the term of this Agreement, customary directors’ and officers’ liability insurance coverage in an amount and on such terms as determined by the Board, for each Director that serves on or at the request of the Board.
ARTICLE III
TRANSFER OF EQUITY SECURITIES
     Until the closing of a Qualified IPO, the following restrictions shall apply to the transfer of Equity Securities:
     3.1 Additional Stockholders; Restrictions on Transfer by Company Stockholders.

     3.1.1 Additional Stockholders. Immediately upon and as a condition to the issuance or grant of any Options Equity or other Equity Securities to any person or entity (such person or entity, an “Additional Stockholder”) at any time from and after the Effective Date, the Company shall cause each such Additional Stockholder to enter into an agreement and instrument of accession to this Agreement, as annexed hereto and entitled “Counterpart Signature Page and Joinder” or in a form and substance otherwise satisfactory to the Board, whereby such Additional Stockholder shall agree to become and remain bound by the restrictions and provisions of this Agreement as and to the same extent as the Company Stockholders party hereto. Upon any Additional Stockholder’s accession hereto as aforesaid, any and all Equity Securities held thereby shall at all times thereafter be subject to the provisions of this Article III and the other applicable provisions of this Agreement.
     3.1.2 Restrictions on Transfer by Company Stockholders. No Company Stockholder shall Transfer any shares of Equity Securities except pursuant to this Article III, other than Transfers upon and in connection with the Qualified IPO or Transfers in accordance with any and all other applicable provisions of this Agreement, all applicable laws and regulations and the policies and directions of the Company from time to time established by the Board with respect to such Transfers. No Transfer of shares of Equity Securities in violation of this Agreement shall be made or recorded on the books of the Company, and any such Transfer shall be void and of no effect.
     3.2 Rights of First Refusal.
     3.2.1 First Refusal Rights. No Common Stockholder shall Transfer any Common Stock now or hereafter held or acquired by that Common Stockholder to any individual or entity except upon receipt of a written bona fide Third Party offer (a “Third Party Offer”) and after the Common Stockholder desiring to make the Transfer (the “Selling Common Stockholder”) shall first deliver a written notice (the “Transfer Notice”) to the Company and the Preferred Investor Stockholders who then own shares of Preferred Stock specifying (i) the name and address of the individual or entity making the Third Party Offer, (ii) the number and class or series of Common Stock which the Selling Common Stockholder wishes to sell (the “Offered Shares”), (iii) the cash or other purchase price offered for the Common Stock, (iv) any other terms and conditions of such proposed Transfer and (v) a copy of the Third Party Offer. The Transfer Notice shall constitute an irrevocable offer by the Selling Common Stockholder to sell, in accordance with this Section 3.2, to the Company and the other Preferred Investor Stockholders, the Offered Shares at the price and on the same terms and conditions contained in the Transfer Notice.
     3.2.2 Company Rights. Within ten (10) Business Days following its receipt of the Transfer Notice, the Company shall notify the Selling Common Stockholder and the Preferred Investor Stockholders as to the Company’s election to purchase the Offered Shares (each such notice being a “Company Acceptance”). Each Company Acceptance shall be deemed to be an irrevocable commitment to purchase from the Selling Common Stockholder the Offered Shares. Failure by the Company to deliver a Company Acceptance within the applicable period shall be deemed a waiver by the Company of its right to purchase the Offered Shares.
     3.2.3 If (i) the Company does not give the Company Acceptance within such ten (10) day period or (ii) the Company gives the Company Acceptance within the applicable period but the Company Acceptance provides that the Company desires to purchase less than all of the Offered Shares, the Company shall so notify the Preferred Investor Stockholders and each of the Series C Investor Stockholders who then hold shares of the Series C Preferred Stock shall have the right and option, but not the obligation, to purchase the number of Offered Shares which the

Company has not elected to purchase (the “Series C Remainder Shares”), pro rata in the same proportion of the Series C Preferred Stock owned by it among all Series C Investor Stockholders, at the price and upon the terms and conditions set forth in the Transfer Notice. The option provided for herein shall be exercisable by the Series C Investor Stockholders by giving written notice to the Selling Common Stockholder, the Company and each other Preferred Investor Stockholders within twenty (20) Business Days after receipt of the Transfer Notice (the “Series C Stockholder Notice”). Each Series C Stockholder Notice shall provide whether such Series C Investor Stockholder desires to exercise its right to purchase all or any portion of its pro rata share of the Series C Remainder Shares. In addition, each Series C Investor Stockholder may, in its Series C Stockholder Notice, offer to purchase more than such Series C Investor Stockholder’s pro rata share of the Series C Remainder Shares (any such Series C Investor Stockholder, an “Oversubscribing Series C Stockholder”). If less than all of the Series C Investor Stockholders elect to purchase their pro rata share of the Series C Remainder Shares (the “Series C Unsubscribed Shares”), the Series C Unsubscribed Shares shall be allocated pro rata among the Oversubscribing Series C Stockholders (based on the number of Series C Preferred Shares owned by each Oversubscribing Series C Stockholder) up to the number of shares specified in such person’s Series C Stockholder Notice or on such other basis as such Oversubscribing Series C Stockholders may agree.
     3.2.4 If the Company and the Series C Investor Stockholders (whether as Oversubscribing Series C Stockholders or otherwise) collectively purchase less than all of the Offered Shares, then each of the Series B Investor Stockholders who then hold shares of the Series B Preferred Stock shall have the right and option, but not the obligation, to purchase the number of Offered Shares which the Company has not elected to purchase (the “Series B Remainder Shares”), pro rata in the same proportion of the Series B Preferred Stock owned by it among all Series B Investor Stockholders, at the price and upon the terms and conditions set forth in the Transfer Notice. The option provided for herein shall be exercisable by the Series B Investor Stockholders by giving written notice to the Selling Common Stockholder, the Company and each other Preferred Investor Stockholder within twenty (20) Business Days after receipt of the Transfer Notice (the “Series B Stockholder Notice”). Each Series B Stockholder Notice shall provide whether such Series B Investor Stockholder desires to exercise its right to purchase all or any portion of its pro rata share of the Series B Remainder Shares. In addition, each Series B Investor Stockholder may, in its Series B Stockholder Notice, offer to purchase more than such Series B Investor Stockholder’s pro rata share of the Series B Remainder Shares (any such Series B Investor Stockholder, an “Oversubscribing Series B Stockholder”). If less than all of the Series B Investor Stockholders elect to purchase their pro rata share of the Series B Remainder Shares (the “Series B Unsubscribed Shares”), the Series B Unsubscribed Shares shall be allocated pro rata among the Oversubscribing Series B Stockholders (based on the number of Series B Preferred Shares owned by each Oversubscribing Series B Stockholder) up to the number of shares specified in such person’s Series B Stockholder Notice or on such other basis as such Oversubscribing Series B Stockholders may agree.
     3.2.5 If the Company, the Series C Investor Stockholders (whether as Oversubscribing Series C Stockholders or otherwise), and the Series B Investor Stockholders (whether as Oversubscribing Series B Stockholders or otherwise) collectively purchase less than all of the Offered Shares, each of the Series A Investor Stockholders who then hold shares of the Series A Preferred Stock shall have the right and option, but not the obligation, to purchase the number of Offered Shares which the Company, the Series C Investor Stockholders and Series B Investor Stockholders have collectively not elected to purchase (the “Series A Remainder Shares”), pro rata in the same proportion of the Series A Preferred Stock owned by it among all Series A

Investor Stockholders, at the price and upon the terms and conditions set forth in the Transfer Notice. The option provided for herein shall be exercisable by the Series A Investor Stockholders by giving written notice to the Selling Common Stockholder, the Company and the other Series A Investor Stockholders within thirty (30) Business Days after receipt of the Transfer Notice (the “Series A Stockholder Notice”). Each Series A Stockholder Notice shall provide whether such Series A Investor Stockholder desires to exercise its right to purchase all or any portion of its pro rata share of the Series A Remainder Shares. In addition, each Series A Investor Stockholder may, in its Series A Stockholder Notice, offer to purchase more than such Series A Investor Stockholder’s pro rata share of the Series A Remainder Shares (any such Series A Investor Stockholder, an “Oversubscribing Series A Stockholder”). If less than all of the Series A Investor Stockholders elect to purchase their pro rata share of the Series A Remainder Shares (the “Series A Unsubscribed Shares”), the Series A Unsubscribed Shares shall be allocated pro rata among the Oversubscribing Series A Stockholders (based on the number of shares owned by each Oversubscribing Series A Stockholder) up to the number of shares specified in such person’s Series A Stockholder Notice or on such other basis as such Oversubscribing Series A Stockholders may agree.
     3.2.6 If the Company and/or the Preferred Investor Stockholders do not purchase all of the Offered Shares within the time frame set forth above, the Selling Common Stockholder (a) shall be under no obligation to sell any of the Offered Shares to the Company and/or the other Preferred Investor Stockholders, unless the Selling Common Stockholder so elects, and (b) may, within a period of one hundred twenty (120) days from the date of the Transfer Notice, sell all, but not less than all, of the Offered Shares to one or more Third Parties (each a “Third Party Transferee”), at the same price and upon terms and conditions substantially the same as those specified in the Transfer Notice. Upon any such sale, the Third Party Transferee of the Offered Shares shall execute an agreement and instrument of accession to this Agreement, as annexed hereto and entitled “Counterpart Signature Page and Joinder” or in a form and substance otherwise satisfactory to the Board pursuant to which the Third Party Transferee agrees that the Common Stock it acquired from the Selling Common Stockholder is subject to the provisions of this Article III and the other applicable provisions hereof. Any Third Party Transferee to whom Offered Shares are transferred pursuant to and in compliance with this Section 3.2 shall, upon consummation of such Transfer, be deemed a Company Stockholder hereunder. If the Selling Common Stockholder does not complete the sale of the Offered Shares within the one hundred twenty (120)-day period as aforesaid, the provisions of this Article III shall again apply, and no Transfer of Common Stock held by the Selling Common Stockholder shall be made other than in accordance with the terms of this Agreement.
     3.2.7 Closing. The closing of purchases of Offered Shares by the Company and/or the Preferred Investor Stockholders pursuant to this Section 3.2 shall take place within sixty (60) days after the date of the Transfer Notice at 10:00 A.M. local time at the principal offices of the Company, or at such other date, time or place as the parties to the sale may agree (the “Closing”). At least five (5) Business Days prior to the Closing, the Company and/or the Preferred Investor Stockholders shall notify the Selling Common Stockholder in writing of the name and number of purchasers and the portion of the Offered Shares to be purchased by the Company and/or the Preferred Investor Stockholders. At the Closing, the Selling Common Stockholder shall sell, transfer and deliver to the Company and/or the Preferred Investor Stockholders full right, title and interest in and to the Offered Shares so purchased, free and clear of all liens, security interests or adverse claims of any kind and nature (except as otherwise set forth in the Charter and this Agreement and applicable securities laws) and shall deliver to the Company and/or the Preferred Investor Stockholders a certificate or certificates representing the Offered Shares sold, in each case duly endorsed for transfer or accompanied by appropriate stock transfer powers duly endorsed with signatures guaranteed by a commercial bank, trust company or registered broker dealer. After Closing, simultaneously with delivery of the certificates, the Company and/or the Preferred Investor Stockholders shall deliver to the Selling Common Stockholder, in full payment of the purchase price of the Offered Shares purchased, (a) any cash consideration for the shares by wire transfer of immediately available funds to the bank and the account designated by the Selling Common Stockholder and/or (b) any non-cash consideration for the shares in person to the Selling Common Stockholder in accordance with the Transfer Notice.
     3.3 Co-Sale Rights. To the extent any rights of first refusal are not exercised under Section 3.2 as to all Offered Shares, the Selling Common Stockholder shall afford each Preferred Investor Stockholder the opportunity to participate in the sale with the Selling Common Stockholder, with each Preferred Investor Stockholder participating in the sale pro rata in the same proportion that the Equity Securities owned by it (on an as-if-converted, Common Stock-equivalent basis) represents to all of the issued and outstanding Equity Securities of the Company (on an as-if-converted, Common Stock-equivalent basis), and for the same consideration and otherwise on the same terms as the Selling Common Stockholder sells its Common Stock. In the event that any Selling Common Stockholder shall propose a sale of Common Stock owned by it as contemplated by this Section 3.3, the Selling Common Stockholder shall provide the Transfer Notice to the Company and the Preferred Investor Stockholders in accordance with Section 3.2, and each Preferred Investor Stockholder intending to participate in the proposed sale pursuant to this Section 3.3 shall state its intention to so participate in writing (each, a “Preferred Investor Stockholder Participation Notice”), delivered to the Selling Common Stockholder, the Company and the other Preferred Investor Stockholders in accordance with the notice time periods set forth in Section 3.2. If any Preferred Investor Stockholder fails to deliver a Preferred Investor Stockholder Participation Notice to the Selling Common Stockholder in accordance with the notice time periods set forth in Section 3.2, such Preferred Investor Stockholder’s failure to deliver its Preferred Investor Stockholder Participation Notice shall be deemed to be a waiver of such Preferred Investor Stockholder’s right to participate in such sale.
     3.4 Drag-Along Rights. Notwithstanding any provision of this Agreement to the contrary, if, at any time after the Effective Date, both the Series B Preferred Stockholders holding a Series B Majority and the Series C Preferred Stockholders holding a Series C Majority propose to effect a Deemed Liquidation Event (a “Drag-Along Transaction”), such Series B Preferred Stockholders and Series C Preferred Stockholders shall be entitled to, but shall not be obligated to, require each of the other Company Stockholders or other persons or entities holding any Equity Securities (each, a “Drag-Along Stockholder”) to join in (participating pro rata in the same proportion that the Equity Securities owned by each such Series B Preferred Stockholder, Series C Preferred Stockholder and Drag-Along Stockholder (determined on an as-if-converted, Common Stock-equivalent basis with respect to all Equity Securities, including the Preferred Stock) represents to all of the issued and outstanding Equity Securities of the Company (on an as-if-converted, Common Stock-equivalent basis)), and to include in and to sell any and all of the Equity Securities held by such Drag-Along Stockholder in the Drag-Along Transaction, in each case, for the same proportionate, Common Stock-equivalent consideration and otherwise on the same terms and conditions as such Series B Preferred Stockholders and Series C Preferred Stockholders propose to sell their shares of Preferred Stock (after payment to the Preferred Investor Stockholders of all preferences and dividends payable as to the Preferred Stock (the “Preferred Preferences”), as described in the Charter, with all Equity Securities within any particular series or class being treated for such purposes on equivalent terms (after payment of the Preferred Preferences); provided, however that the Series A Investor Stockholders shall not be subject to any Drag-Along Transaction unless such Drag-Along Transaction either (a) ensures payment in full (in cash proceeds) of all preferences and dividends payable as to outstanding Series A Preferred Stock as described in the Charter; or (b) has been approved by a

Series A Majority. The closing of any Drag-Along Transaction shall occur not less than thirty (30) days after delivery of written notice by the Series B Preferred Stockholders and Series C Preferred Stockholders to all Drag-Along Stockholders stating the applicable terms and timing thereof, promptly upon which notice all such Drag-Along Stockholders shall execute such documents and take such other actions as necessary for or incidental to such closing, and each Drag-Along Stockholder hereby grants to the Company its power of attorney, which is durable and coupled with an interest and shall survive the death or disability of such Drag-Along Stockholder, to execute and deliver any and all documents, and to take any and all other actions, as reasonably necessary in connection with such Drag-Along Stockholder’s sale of its Equity Securities pursuant to this Section 3.4. Upon any closing of a Drag-Along Transaction, the Series B Preferred Stockholders, the Series C Preferred Stockholders and any and all Drag-Along Stockholders shall have been deemed to have sold and disposed of their Equity Securities in their entirety pursuant to the applicable terms of such Drag-Along Transaction, and shall retain no further right with respect to such Equity Securities other than the right to receive the consideration paid or payable in respect thereof in connection with such sale.
ARTICLE IV
RIGHTS OF FIRST OFFER
     4.1 Pre-Emptive Right. The Company hereby grants to each Preferred Investor Stockholder the right (but not the obligation) to purchase a pro rata share of any New Securities (as hereinafter defined) that the Company may, at any time from and after the Effective Date, propose to sell, issue or grant. A pro rata share, for purposes of this right, is the portion of the New Securities obtained by multiplying the total number of New Securities proposed to be sold, issued or granted by a fraction, (x) the numerator of which is the sum of (i) the total number of shares of Common Stock then held by each Preferred Investor Stockholder, plus (ii) the total number of shares of Common Stock into which shares of Preferred Stock then held by such Preferred Investor Stockholder may then be converted (“Conversion Shares”), and (y) the denominator of which is the total number of shares of Common Stock then held by each Preferred Investor Stockholder and Conversion Shares then outstanding (or deemed outstanding), together with all shares of Common Stock then held in escrow on behalf of the Preferred Investor Stockholders, subject to vesting or similar restrictive requirements or otherwise issuable upon conversion of other Convertible Securities (as such term is defined in the Charter) as are outstanding immediately prior to the issuance of such New Securities. For purposes of this Article IV, “New Securities” shall mean all Equity Securities of any type or amount, except for, in all cases as properly approved pursuant to the provisions of this Agreement and/or the Charter (in each case, as applicable, a “Requisite Approval”), (1) the issuance of Common Stock upon conversion of any shares of Preferred Stock, or as a dividend or distribution relative to the Preferred Stock; (2) the issuance of securities in a Qualified IPO; (3) the issuance of securities pursuant to the Company’s bona fide acquisition of another corporation, or all or a portion of its assets, by merger, purchase of assets, or other corporate reorganization, in each case after all applicable contractual and statutory approvals have been obtained; (4) the issuance of securities (i) pursuant to the Purchase Agreements or (ii) upon the conversion or exercise of any debenture, warrant, option or Option Equity granted prior to the Effective Date and as disclosed in the Series C Purchase Agreement; (5) the authorization, grant or issuance (or entry into a plan, arrangement, agreement, transaction, commitment or arrangement to authorize, grant or issue) of the shares of the Company’s Common Stock (through Options Equity or otherwise) to employees, officers, or directors of, or contractors, consultants, or advisors to the Company pursuant to an Approved Option Plan; or (6) any stock split, subdivision or combination affecting the Common Stock or the issuance of shares of Common Stock pursuant to a stock dividend or other distribution on Common Stock.
     4.2 Sale Notice. In the event the Company proposes to undertake an issuance of New Securities, it shall give the Preferred Investor Stockholders written notice of its intention, describing the type of New Securities, the price and the general terms and conditions upon which the Company proposes to issue the New Securities (a “Sale Notice”). Each Preferred Investor Stockholder shall have twenty (20) days from the date of receipt of any such Sale Notice (the “Election Period”) to elect to purchase all or a portion of its pro rata share of the New Securities for the price and on the general terms and conditions specified in the Sale Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased. In the event that any Series B Investor Stockholders do not purchase their full pro rata share of New Securities (the “Unpurchased B Pro Rata Shares”), then each Series B Investor Stockholder electing to purchase all of its pro rata share of the New Securities (each a “Full Purchasing Series B Investor Stockholder”) shall have ten (10) days following the Election Period (the “Additional Period”) to elect to purchase all or any part of the Unpurchased B Pro Rata Shares (with any oversubscription by such Full Purchasing Series B Investor Stockholders allocated among such electing Full Purchasing Series B Investor Stockholders based on their relative pro rata share of all New Securities or as they may otherwise agree). In addition, in the event that any Series C Investor Stockholders do not purchase their full pro rata share of New Securities (the “Unpurchased C Pro Rata Shares”), then each Series C Investor Stockholder electing to purchase all of its pro rata share of the New Securities (each a “Full Purchasing Series C Investor Stockholder”) shall have the Additional Period to elect to purchase all or any part of the Unpurchased C Pro Rata Shares (with any oversubscription by such Full Purchasing Series C Investor Stockholders allocated among such electing Full Purchasing Series C Investor Stockholders based on their relative pro rata share of all New Securities or as they may otherwise agree).
     4.3 Time Period for Sale. In the event the Preferred Investor Stockholders fail to exercise fully the rights granted hereunder within the foregoing thirty (30) day period (comprised of the Election Period and the Additional Period), the Company shall have ninety (90) days from the date of the Sale Notice to effect the sale of the New Securities at a price and on terms and conditions no more favorable to the purchasers thereof than those offered to the Preferred Investor Stockholders in the Sale Notice. In the event the sale is not effected within such ninety (90) day period, the Company shall not issue and sell the New Securities without first offering the New Securities to the Investor Stockholders again in the manner provided in this Article IV.
     4.4 Assignment of Pre-Emptive Right. Notwithstanding Section 7.4 below, each Preferred Investor Stockholder from time to time may assign its rights under this Article IV or any portion thereof to any of its Affiliates who agree to be bound under this Agreement. The aggregate pro rata share of each Preferred Investor Stockholder and its Affiliates as a group (an “Investor Stockholder Group”) shall be equal for all purposes to the number of New Securities which would have constituted the pro rata share of such Preferred Investor Stockholder had no such assignment been effected, and may be allocated among the members of the Investor Stockholder Group in any manner agreed on by the Investor Stockholder Group.
     4.5 Termination. The provisions of this Article IV shall terminate on the closing of the Qualified IPO.
ARTICLE V
VOTING COVENANT OF THE COMPANY STOCKHOLDERS
     5.1 Board Votes. The voting of shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law. Each of the Company Stockholders hereby grants to the Board, in the event that such Company Stockholder fails to vote its shares of the capital stock of the Company as required by Sections 2.1 and 3.4 of this Agreement, a proxy coupled with an interest in all shares of the capital stock of the Company beneficially owned by such

Company Stockholder, which proxy is irrevocable until this Agreement terminates pursuant to its terms or this Section 5.1 is amended to remove such grant of proxy in accordance with Section 7.5 of this Agreement.
ARTICLE VI
ADDITIONAL COVENANTS OF THE COMPANY
     The Company hereby further covenants with each Company Stockholder as follows:
     6.1. Books and Records. The Company shall keep and maintain adequate and proper books and records of account, in which complete entries are made in accordance with all applicable laws, rules, and regulations, reflecting all financial and other transactions of the Company normally or customarily included in books and records of account of companies engaged in the same or similar businesses and activities as the Company.
     6.2. Financial and Business Information. From and after the Effective Date, the Company shall furnish to each Company Stockholder holding, together with Affiliates, at least one percent (1%) of the Equity Securities of the Company (on an as-if-converted, Common Stock-equivalent basis), the following materials, information and inspection rights as and when required in accordance with this Section 6.2; provided, however that the materials listed in Section 6.2(c) below, shall only be furnished to the Qualifying Holders:
(a) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a copy of the audited balance sheet of the Company as of the end of such fiscal year and the related audited statements of income and cash flows for the fiscal year, all prepared in reasonable detail, and certified by independent certified public accountants of recognized standing approved by the Board and by the Audit Committee, presenting fairly in all material respects the financial position of the Company and approved by the Audit Committee, including footnotes and setting forth in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, subject to the applicable requirements of generally accepted accounting principles;
(b) as soon as available and in any event within forty five (45) days after the end of each fiscal quarter of the Company (other than the last quarter of each fiscal year) a copy of the unaudited balance sheet of the Company as of the end of the quarter and the related unaudited statements of income and cash flows of the Company for the periods commencing at the end of the previous quarter and ending at the end of the quarter and commencing at the beginning of the fiscal year and ending at the end of the quarter, along with an updated capitalization table showing all issued and outstanding Equity Securities certified to be accurate by the Chief Financing Officer of the Company;
(c) no later than thirty (30) days prior to the end of any fiscal year, a forward looking operating plan and comprehensive operating plan and budget forecasting the Company’s anticipated revenues (if any), expenses and cash position on a month-to-month basis for the upcoming fiscal year as approved by the Board (the “Operating Plan”) and all other management information reports as the Qualifying Holders may reasonably request from time to time, including any amendments, modifications and/or supplements to any of the foregoing; and
(d) upon reasonable, advanced written notice stating the purpose thereof, access to the Company’s facilities and personnel during the usual hours of business for a purpose reasonably related to such Company Stockholder’s status as a Company Stockholder.

     6.3. Directors and Officers Insurance Upon a Change of Control Transaction. In the event of a Change of Control Transaction, the Company shall make adequate and proper provisions to ensure that the successor entity shall assume all obligations of the Company with respect to indemnification of and insurance coverage for the Company’s directors and officers as holding their respective positions immediately prior to such Change of Control Transaction.
     6.4. Confidentiality. The Company and each Company Stockholder shall not use or disclose to others any Confidential Information received from the Company or from any other Company Stockholder for any purpose other than for the benefit of the Company, as determined by the Board, or as required by law or order of court, government authority, or arbitrator. The restrictions imposed by this Section 6.4 shall continue to apply to a former Company Stockholder, notwithstanding the Company Stockholder’s withdrawal from the Company or Transfer of its shares of the Company’s capital stock. Notwithstanding the foregoing, the restrictions on disclosure set forth in this Section 6.4 shall not apply to any Confidential Information to the extent that such information can be shown to have been (a) generally available to the public other than as a result of a breach of the provisions of this Agreement; (b) already in the possession of the receiving Person, without any restriction on disclosure, prior to any disclosure of such information to the receiving Person by or on behalf of the Company or any Company Stockholder pursuant to the terms of this Agreement or otherwise; (c) lawfully disclosed, without any restriction on additional disclosure, to the receiving Person by a third party who is free lawfully to disclose the same or (d) independently developed by the receiving Person without use of any Confidential Information. Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 6.4 shall be in addition to, and shall not amend, supersede or replace, any confidentiality or nondisclosure covenant or agreement contained in any employment agreement, non-disclosure agreement or confidentiality agreement with any Company Stockholder that is, or was previously, an employee or director of the Company.
     6.5 Fiduciary Duties. The Company shall have no interest or expectation in, nor right to be informed of, any corporate opportunity, and in the event the Series C Director, Tudor Stockholders or their Affiliates acquires knowledge of a potential transaction or matter which may be a corporate opportunity, such Series C Director, Tudor Stockholder or Affiliate shall, to the fullest extent permitted by law, have no duty (fiduciary or otherwise) or obligation to communicate or offer such corporate opportunity to the Company or any of its Affiliates or to any other Directors or Company Stockholders and shall not, to the fullest extent permitted by law, be liable to the Company or any of its Affiliates or stockholders for breach of any duty (fiduciary or otherwise) as a Series C Director or Tudor Stockholder by reason of the fact that any Series C Director, Tudor Stockholder or Affiliate acquires, creates, develops or seeks such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or otherwise does not communicate information regarding such corporate opportunity to the Company or its Affiliates or stockholders, and the Company, to the fullest extent permitted by law, waive and renounce any claims that such business opportunity constituted a corporate opportunity that should have been presented to the Company or any of its Affiliates, unless such corporate opportunity is presented to or acquired, created or developed by, or otherwise comes into the possession of, a Series C Director in such Person’s capacity as a Series C Director or Tudor Stockholder. For purposes of this Agreement, “corporate opportunity” shall include any potential transaction, investment or business opportunity or prospective economic or competitive advantage in which the Company or any of its Affiliates could have any expectancy or interest. The provisions of this Agreement, to the extent that they restrict the duties (including fiduciary duties) and liabilities of a Director or Company Stockholder otherwise existing at law or in equity or by operation of the preceding sentence, are agreed by the Company Stockholders to replace such duties and liabilities of such Director or Company Stockholder.

ARTICLE VII
MISCELLANEOUS
     7.1. Legend. At all times from and after the Effective Date and prior to the earlier of the closing of the Qualified IPO and termination of this Agreement in accordance with the terms herein, the certificates or other evidence representing the Equity Securities shall bear a legend in substantially the following form:
These Securities have not been registered under the Securities Act of 1933, as amended (the “Act”), or state securities laws and cannot be offered, sold or otherwise transferred in the absence of registration or the availability of an exemption from registration under the Act and regulations promulgated thereunder and applicable state securities laws. The voting and other rights with respect to, and the sale or other disposition of, the securities represented by this certificate are restricted by and subject to the provisions of a Second Amended and Restated Stockholders Agreement dated as of February 6, 2007, a copy of which is available for inspection at the offices of the Company.
Prior to any proposed Transfer by any Company Stockholder, if reasonably requested by the Company, such Company Stockholder shall provide the Company with a written opinion from legal counsel reasonably acceptable to the Company to the effect that an exemption from registration under the Act and any applicable state securities laws is available with respect to the proposed Transfer and that no such registration is required; provided, however, that it is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 promulgated under the Act except in unusual circumstances.
     7.2. Specific Performance. In addition to any other remedies which the Company Stockholders may have at law or in equity, the Company and the Company Stockholders hereby acknowledge that the harm which might result to the Company Stockholders from breaches by the Company or the Company Stockholders of their respective obligations to take all necessary actions with respect to the election and the removal of directors of the Company cannot be adequately compensated by damages. Accordingly, the Company and each Company Stockholder agrees that each other Company Stockholder shall have the right to have all obligations and undertakings set forth in Section 2.1 and Articles III and IV specifically performed by the Company or the other Company Stockholders, as the case may be, and that any other Company Stockholder shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States of America or of any state or other political subdivision thereof.
     7.3. Termination. Unless earlier terminated as provided herein, this Agreement, and the agreements, covenants (except for the covenants contained in Section 6.3) and obligations of the parties hereunder shall forthwith terminate and become wholly void and of no effect upon the effective date of a Deemed Liquidation Event or effective date of the Qualified IPO (provided, however, that if no closing of the Qualified IPO occurs, then this Agreement shall automatically be reinstated).
     7.4. Assignment. Neither the Company nor any Company Stockholder shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, unless (a) such person shall have obtained the prior written consent of all the other parties or (b) such assignment is in connection with a transfer of Equity Securities (i) not otherwise constituting a “Transfer” hereunder or (ii) constituting a Transfer expressly permitted under Article III or IV hereof. Any purported assignment of this Agreement contrary to the terms hereof shall be null and void and of no force and effect.

     7.5. Entire Agreement; Amendment; Waiver. This Agreement, including the Exhibits hereto and the other documents and agreements expressly included by reference herein, constitutes the entire agreement among the parties hereto with respect to the matters provided for herein, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein, including but not limited to the Amended Agreement and the Original Agreement. This Agreement may not be amended (or amended and restated, as the case may be) without the written consent of (i) the Company, (ii) a Series A Majority, (iii) a Series B Majority; (iv) a Series C Majority; and (v) the Company Stockholders holding not less than a majority of the total then-outstanding Equity Securities (determined on a Common Stock-equivalent basis) held by all of the Company Stockholders then party hereto; provided, however, that any right inuring to a class of Company Stockholders hereunder may be waived or amended as to all shares of such class upon the written consent of the holders of at least sixty percent (60%) of the outstanding shares of such class voting together as a single class (based on the number of shares held by the holders on an as-if-converted, Common Stock-equivalent basis); provided, further, that such waiver on behalf of the (x) Series B Investor Stockholders shall require the written consent of the Series B Majority and (y) Series C Investor Stockholders shall require the written consent of the Series C Majority. Notwithstanding the foregoing, the Company may amend Exhibit B to accurately reflect the Company Stockholders which are a party to this Agreement and such amendments to Exhibits B shall not require the above-described consents.
     7.6. No Waiver. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instruments given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. Without limiting the effect of Sections 7.4 and 7.5, no waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.
     7.7. No Third Party Beneficiaries. It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.
     7.8. Binding Effect. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.
     7.9. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (excluding the choice of law rules thereof).
     7.10. Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand-delivered or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

(i)	If to the Company:
MAKO Surgical Corp.
2555 Davie Road
Fort Lauderdale, Florida 33317
Telephone: 954-927-2044
Facsimile: 954-927-0446
Attention: General Counsel
With a copy (which shall no constitute notice) to:
Goodwin Procter LLP
901 New York Avenue, NW
Washington, DC 20001
Telephone: 202-346-4288
Fax: 202-346-4444
Attention: Christopher J. Hagan, Esq.
(ii)	If to any Series A Investor Stockholder:
To such Series A Investor Stockholder’s address shown in the Company Stockholder registry held at the offices of the Company.
in each case, with a copy (which shall not constitute notice)to:
Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ 08540
Telephone: 609-919-6600
Fax: 609-919-6710
Attn: Steven M. Cohen, Esq.
(iii)	If to any Series B Investor Stockholder:
To such Series B Investor Stockholder’s address as set forth in Exhibit B hereto in each case, with a copy (which shall not constitute notice) to:
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, GA 30309-3424
Telephone: 404-881-7000
Fax: 404-881-7777
Attn: J. Mark Ray, Esq.

(iv)	If to any Series C Investor Stockholder:

To such Series C Investor Stockholder’s address as set forth in Exhibit C hereto in each case, with a copy (which shall not constitute notice) to:
Boies, Schiller & Flexner LLP
575 Lexington Avenue
7th Floor
New York, NY 10022
Telephone: 212-754-4207
Fax: 212-446-2350
Attn: Richard Birns, Esq.

(v)	If to any other Company Stockholder:

To such other Company Stockholder’s address shown in the Company Stockholder registry held at the offices of the Company.

(vi)	If to any Additional Stockholder:

To such Additional Stockholder’s address shown in the instrument of accession hereto delivered by such Additional Stockholder to the Company in accordance with Section 3.1.1 hereof.
Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication which shall be hand-delivered or mailed in the manner described above, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt or the delivery receipt, being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
     7.11. Execution in Counterparts. To facilitate execution, this Agreement may be executed by facsimile and in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto. Every Company Stockholder executing this Agreement represents and warrants that such signature evidences acceptance of the terms and conditions set forth herein as to all classes and types of Equity Securities of such Company Stockholder both owned as of the Effective Date and acquired after the Effective Date.
[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove set forth.

The Company:	MAKO SURGICAL CORP.

	By:	/s/ Maurice R. Ferré, M.D.

	Name:	Maurice R. Ferré, M.D.
	Title:	President and Chief Executive Officer

Company Stockholders:	Z-KAT, INC.

	By:	/s/ Christopher C. Dewey

	Name:	Christopher C. Dewey
	Title:	Interim Chief Executive Officer

	By:	/s/ Maurice R. Ferré, M.D.

Maurice R. Ferré, M.D.

FERRÉ FAMILY TRUST

	By:	/s/ Maurice R. Ferré, M.D.

Maurice R. Ferré, M.D.

	By:	/s/ Dana Mears, MD, Ph.D.

Dana Mears, MD, Ph.D.

	By:	/s/ Alastair Clemow, Ph.D.

Alastair Clemow, Ph.D.

	By:	/s/ Steve B. Brown

Steve B. Brown

1993 GF PARTNERSHIP By: AVG Capital Corp., its General Partner

By:	/s/ Aurum Gray

Name:	Aurum Gray

Title:	President

[Signature Page to Stockholders Agreement]

By:	/s/ Itta Abovitz Isaac Abovitz

ITTA AND ISAAC ABOVITZ

APERTURE CAPITAL II, L.P.
By: Aperture Venture Partners LLC, its General Partner
By:	/s/ Matthew S. Tierney

Name:	Matthew S. Tierney

Title:	Member

By:	/s/ Ramon Betolaza

RAMON BETOLAZA

By:	/s/ Jon E. Budish

JON E. BUDISH

HSIOU-LING CHEN

/s/ John R. Whitman

By: John R. Whitman, Power of Attorney

STEPHEN SUN CHIAO

/s/ John R. Whitman

By: John R. Whitman, Power of Attorney

By:	/s/ Timothy E. Cronin

TIMOTHY E. CRONIN

By:	/s/ Christopher C. Dewey

Christopher C. Dewey

By:	/s/ Allen De Olazarra

ALLEN DE OLAZARRA

By:	/s/ Steven A. Feldman Beryl S. Feldman

DR. & MRS. STEVEN A. & BERYL S. FELDMAN

By:	/s/ Lee Fensterstock

LEE FENSTERSTOCK
[Signature Page to Stockholders Agreement]

MICHAEL HORGAN

/s/ John R. Whitman

By: John R. Whitman, Power of Attorney
IVY HEALTHCARE CAPITAL, L.P.
      By: Ivy Capital Partners I, LLC, as General Partner
      By: Ivy Capital Partners, LLC, as General Manager

By:	/s/ Russell F. Warren, Jr.

Name: Russell F. Warren, Jr.
Title: Co-Manager

By:	/s/ Robert W. Pangia

Name: Robert W. Pangia
Title: Co-Manager
JEFFRIES & COMPANY, INC.

By:	/s/ Roland T. Kelly

Name:	Roland T. Kelly

Title:	Assistant General Counsel and SVP

By:	/s/ John P. Kaelblein

JOHN P. KAELBLEIN

By:	/s/ John Kroon

JOHN KROON

By:	/s/ Robert Kutnick

ROBERT KUTNICK

RICHARD LEE

/s/ John R. Whitman

By: John R. Whitman, Power of Attorney
MDS LIFE SCIENCES TECHNOLOGY FUND II NC LIMITED PARTNERSHIP
     By: MDS LSTF II (NCGP) Inc., its General Partner

By:	/s/ Graysanne Bedell Peter Van der Velden

Name:	Graysanne Bedell Peter Van der Velden

Title:

[Signature Page to Stockholders Agreement]

MDS LIFE SCIENCES TECHNOLOGY FUND II QUEBEC LIMITED PARTNERSHIP
      By: MDS LSTF II (QGP) Inc., its General Partner

By:	/s/ Graysanne Bedell Peter Van der Velden

Name:	Graysanne Bedell Peter Van der Velden

Title:

MK INVESTMENT CO.

By:	/s/ Marcelo Chao

Name:	Marcel Chao

Title:	Authorized Signatory

MLII CO-INVESTMENT FUND NC LIMITED PARTNERSHIP
     By: MLII (NCGP) Inc., its General Partner

By:	/s/ Graysanne Bedell Peter Van der Velden

Name:	Graysanne Bedell Peter Van der Velden

Title:

By:	/s/ Fred Moll

FRED MOLL

By:	/s/ Jim Nealis

JIM NEALIS

By:	/s/ Mark Patterson

MARK PATTERSON

By:	/s/ Chris Pechock

CHRIS PECHOCK

PIERREPONT FAMILY INVESTMENT PARTNERSHIP I, L.P.

By:	/s/ John R. Whitman

Name: John R. Whitman, Power of Attorney
PRESIDENT LIFE SCIENCES CAYMAN CO. LTD.

By:	/s/ Te-Cheng Tu

Name:	Te-Cheng Tu

Title:	President

[Signature Page to Stockholders Agreement]

By:	/s/ Martin A. Schaeffer

MARTIN A. SCHAEFFER

SMITHFIELD FIDUCIARY LLC

By:	/s/ Adam J. Chill

Adam J. Chill, an authorized person

SYCAMORE VENTURE CAPITAL, L.P.

By:	/s/ John R. Whitman

Name:	John R. Whitman

Title:	President

By:	/s/ William F. Tapia

WILLIAM F. TAPIA

By:	/s/ Lawrence Teitelbaum

LAWRENCE TEITELBAUM

By:	/s/ David Tepper

DAVID TEPPER

KILIN TO

/s/ John R. Whitman

By: John R. Whitman, Power of Attorney

MITCHELL TSENG

/s/ John R. Whitman

By: John R. Whitman, Power of Attorney

TUDOR INVESTMENT CORPORATION, as investment adviser to each of The Raptor Global Portfolio Ltd., The Tudor BVI Global Portfolio Ltd. and The Altar Rock Fund L.P.

By:	/s/ Stephen N. Waldman

Name:	Stephen N. Waldman

Title:	Managing Director

[Signature Page to Stockholders Agreement]

TUDOR PROPRIETARY TRADING, L.L.C.

By:	/s/ Stephen N. Waldman

Name:	Stephen N. Waldman

Title:	Managing Director

VENTUREVEST LTD.

By:	/s/ Michael A. Fong

Name:	Michael A. Fong

Title:	Vice President

JONAS C.T. WANG

John R. Whitman

By: John R. Whitman, Power of Attorney

By:	/s/ JOHN R. WHITMAN

JOHN R. WHITMAN

WHITMAN CHILDREN IRREVOCABLE TRUST

By:	/s/ John R. Whitman

Name:	John R. Whitman

Title:	Trustee

ZIEGLER MEDITECH EQUITY PARTNERS LP
By: Ziegler Meditech Partners, LLC, its General Partner

By:	/s/ Donald I. Grande
Name:	Donald I. Grande
Title:	Chief Administration Officer
[Signature Page to Stockholders Agreement]

MEDITECH ADVISORS, LLC

By:	/s/ Estan Machover
Name:	Estan Machover

Witness:
By:

[Signature Page to Stockholders Agreement]

COUNTERPART SIGNATURE PAGE AND JOINDER
TO MAKO SURGICAL CORP.
SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT
      The undersigned hereby agrees to be bound by all of the provisions, terms and conditions of the Second Amended and Restated Stockholders Agreement of MAKO Surgical Corp., dated February 6, 2007, as if an original signatory thereto.

Date:

Name:
Title:

Attention:

(telephone)

(fax)

EXHIBIT A
TO SERIES C
SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT
DATED AS OF FEBRUARY 6, 2007
CERTAIN DEFINED TERMS
     “Act” means the Securities Act of 1933, as amended.
     “Additional Period” has the meaning set forth in Section 4.2.
     “Additional Stockholder” has the meaning set forth in Section 3.1.1.
     “Affiliate” means: (a) with respect to a person, any member of such person’s family; (b) with respect to an entity, any officer, director, stockholder, partner or investor of or in such entity or of or in any Affiliate of such entity; and (c) with respect to a person or entity, any person or entity which directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person or entity. With respect to the MDS Entities, “Affiliate” also means any other MDS Entity that is a Company Stockholder, MDS Capital Corp. or any corporation, trust, partnership, limited liability company, or other form of entity which is an investment fund to which MDS Capital Corp. or any of its affiliates provides investment, management or advisory services. With respect to the Tudor Stockholders, “Affiliate” also means any other Tudor Stockholder that is a Company Stockholder, or any Related Entities. In addition, MediTech Advisors and Zeigler Meditech Equity Partners, LP, shall be deemed to be Affiliates of each other for all purposes of this Agreement.
     “Agreement” means this Second Amended and Restated Stockholders Agreement.
     “Amended Agreement” has the meaning set forth in the Recitals.
     “Approved Option Plan” shall mean any plan, arrangement, agreement, transaction, commitment or arrangement to authorize, grant or issue shares of the Company’s Common Stock (through Options Equity or otherwise) to employees, officers, or directors of, or contractors, consultants, or advisors to the Company pursuant to stock option or purchase plans, warrants, stock bonuses, or awards, contracts or other arrangements, adopted and/or awarded with Requisite Approval.
     “Associate” has the meaning as set forth in Rule 12b-2 of the Securities Exchange Act of 1934 (as amended).
     “Audit Committee” has the meaning set forth in Section 2.3.
     “Board” has the meaning set forth in Section 2.1.
     “Business Day” means Monday through Friday and shall exclude any federal or bank holidays observed in Miami, Florida.
     “Bylaws” has the meaning set forth in Article II.
     “CEO” has the meaning set forth in Section 2.1(e).
     “Change of Control Transaction” shall mean (a) the acquisition of the stock of the Company by another entity or person (including, without limitation, any reorganization, merger, or consolidation but, excluding any merger effected exclusively for the purpose of changing the domicile of the Company), unless the Company Stockholders of record, as constituted immediately prior to such acquisition will, immediately after such acquisition (by virtue of securities issued or sold as consideration for the Company’s acquisition or otherwise), hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity; or (b) the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company.
     “Charter” has the meaning set forth in Article II.
     “Closing” has the meaning set forth in Section 3.2.7.
     “Common Director” has the meaning set forth in Section 2.1(e).
     “Common Stock” means the common stock of the Company, par value $.001 per share
     “Common Stockholder” has the meaning set forth in Article II.
     “Company” means MAKO Surgical Corp., a Delaware corporation, or any successor thereto.
     “Company Acceptance” has the meaning set forth in Section 3.2.2.
     “Company Stockholder” has the meaning set forth in the Recitals.
     “Compensation Committee” has the meaning set forth in Section 2.3.
     “Confidential Information” means all documents and information, whether written or oral (including, without limitation, confidential and proprietary information with respect to customers, sales, marketing, production, costs, business operations and assets), of the Company.
     “Conversion Shares” has the meaning set forth Section 4.1.
     “Deemed Liquidation Event” shall mean any of the following transactions or series of related transactions: (a) any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary; (b) a Change of Control Transaction; (c) the Company’s making an assignment for the benefit of creditors or commencing any bankruptcy, dissolution, termination of corporate existence, or any similar action; or (d) the acceleration upon of any indebtedness of the Company in excess of $1,000,000 in the aggregate unless in the case of (b) or (d) above, waived by each of the (i) a Series A Majority; (ii) a Series B Majority and (iii) a Series C Majority.
     “Designating Stockholder” has the meaning set forth in Section 2.1(g).
     “Director” has the meaning set forth in Section 2.1(g).
     “Dr. Clemow” has the meaning set forth in the Recitals.
     “Dr. Ferré” has the meaning set forth in the Recitals.
     “Dr. Mears” has the meaning set forth in the Recitals.
     “Drag-Along Stockholder” has the meaning set forth in Section 3.4.
     “Drag-Along Transaction” has the meaning set forth in Section 3.4.
     “Effective Date” has the meaning set forth in the Recitals.

     “Election Period” has the meaning set forth in Section 4.2.
     “Equity Securities” means any and all shares of Common Stock, the Preferred Stock or any other shares of the Company’s preferred stock, the Options Equity and any other warrant or rights to subscribe for or to purchase, or any options for the purchase of any other stock, security or interest in the Company whether or not convertible into or exchangeable for, with or without consideration, Common Stock, Preferred Stock, any other shares of the Company’s preferred stock, or other security of the Company or any share appreciation rights, phantom share rights or similar rights.
     “Full Purchasing Series B Investor Stockholder” has the meaning set forth in Section 4.2.
     “Full Purchasing Series C Investor Stockholder” has the meaning set forth in Section 4.2.
     “Independent” has the meaning set forth in Section 2.1(f).
     “Independent Director” has the meaning set forth in Section 2.1(f).
     “Investor Stockholder Group” has the meaning set forth in Section 4.4.
     “Line of Business” shall mean knee replacement surgery.
     “MDS Entities” shall mean MDS Life Sciences Technology Fund II NC Limited Partnership, MDS Life Sciences Technology Fund II Quebec Limited Partnership and MLII Co-Investment Fund NC Limited Partnership.
     “MKCO” has the meaning set forth in Section 2.1(j).
     “New Securities” has the meaning set forth in Section 4.1.
     “Offered Shares” has the meaning set forth in Section 3.2.1.
     “Operating Plan” has the meaning set forth in Section 6.2(c).
     “Options Equity” shall mean stock options, stock equivalents and other rights and interests to acquire (as subject to vesting and such other terms and conditions as approved by the Board) shares of Common Stock or any stock or securities convertible into or exchangeable for Common Stock.
     “Original Agreement” has the meaning set forth in the Recitals.
     “Oversubscribing Series A Stockholder” has the meaning set forth in Section 3.2.5.
     “Oversubscribing Series B Stockholder” has the meaning set forth in Section 3.2.4.
     “Oversubscribing Series C Stockholder” has the meaning set forth in Section 3.2.3.
     “Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, governmental or regulatory body or other entity.
     “Preferred Investor Stockholders” means collectively, the Series A Investor Stockholders, the Series B Investor Stockholders and the Series C Investor Stockholders.

     “Preferred Investor Stockholder Participation Notice” has the meaning set forth in Section 3.3.
     “Preferred Majority” has the meaning set forth in Section 2.1(i).
     “Preferred Preferences” has the meaning set forth in Section 3.4.
     “Preferred Stock” has the meaning set forth in the Recitals.
     “Principal Business” shall mean orthopedic medical devices.
     “Purchase Agreements” has the meaning set forth in the Recitals.
     “Qualified IPO” shall mean a firm commitment underwritten public offering of shares of Common Stock of the Company pursuant to an effective registration statement filed under the Act, covering the offer and sale of Common Stock for the account of the Company which results in aggregate net proceeds to the Company from the offering of not less than $25,000,000 and a price per share (prior to underwriter commissions and offering expenses) of not less than $4.44 per share (appropriately adjusted for any recapitalization, stock splits, combinations, consolidations, subdivisions or other similar events occurring with respect to the Common Stock after the Effective Date) and following which offering the Common Stock is listed on a national securities exchange approved by the Board (including the Series C Director) or admitted to quotation on the NASDAQ National Market or Capital Market.
     “Qualifying Holders” means each Company Stockholder holding at least two percent (2%) of the Equity Securities of the Company (on an as-if-converted, Common Stock-equivalent basis).
     “Related Entities” means, with respect to any Tudor Stockholder, any entities for which any of the Tudor Entities or its Affiliates serve as a general partner and/or investment advisor or in a similar capacity, and all mutual funds or other pooled investment vehicles or entities under the control or management of any of the Tudor Entities or its Affiliates. For purposes of this Agreement, (a) “Tudor Entities” means each of the following: Tudor Investment Corporation, Tudor Group Holdings LLC, their respective Affiliates, and any Affiliate or Affiliated Group of Tudor Investment Corporation and/or Tudor Group Holdings LLC, and (b) with respect to the Tudor Entities, “Affiliated Group” has the meaning given to it in Section 1504 of the Internal Revenue Code of 1986, as amended, and in addition includes any analogous combined, consolidated, or unitary group, as defined under any applicable state, local or foreign income tax law.
     “Requisite Approval” has the meaning set forth in Section 4.1.
     “Sale Notice” has the meaning set forth in Section 4.2.
     “Selling Common Stockholder” has the meaning set forth in Section 3.2.1.
     “Series A Director” has the meaning set forth in Section 2.1(c).
     “Series A Investor Stockholder” has the meaning set forth in the Recitals.
     “Series A Majority” shall mean the holders of at least sixty percent (60%) of the outstanding Series A Preferred Stock voting together as a single class (based on the number of shares held by the holders on an as-if-converted, Common Stock-equivalent basis).
     “Series A Preferred Stock” has the meaning set forth in the Recitals.

     “Series A Purchase Agreement” has the meaning set forth in the Recitals.
     “Series A Remainder Shares” has the meaning set forth in Section 3.2.5.
     “Series A Stockholder Notice” has the meaning set forth in Section 3.2.5.
     “Series A Unsubscribed Shares” has the meaning set forth in Section 3.2.5.
     “Series B Director” has the meaning set forth in Section 2.1(b).
     “Series B Director Condition” has the meaning set forth in Section 2.1(b).
     “Series B Investor Stockholder” has the meaning set forth in the Recitals.
     “Series B Majority” shall mean the holders of at least sixty-seven percent (67%) of the outstanding Series B Preferred Stock voting together as a single class (based on the number of shares held by the holders on an as-if-converted, Common Stock-equivalent basis).
     “Series B Preferred Stock” has the meaning set forth in the Recitals.
     “Series B Purchase Agreement” has the meaning set forth in the Recitals.
     “Series B Remainder Shares” has the meaning set forth in Section 3.2.4.
     “Series B Stockholder Notice” has the meaning set forth in Section 3.2.4.
     “Series B Unsubscribed Shares” has the meaning set forth in Section 3.2.4.
     “Series C Director” has the meaning set forth in Section 2.1(d).
     “Series C Investor Stockholder” has the meaning set forth in the Recitals.
     “Series C Majority” shall mean the holders of at least seventy percent (70%) of the outstanding Series C Preferred Stock voting together as a single class (based on the number of shares held by the holders on an as-if-converted, Common Stock-equivalent basis).
     “Series C Preferred Stock” has the meaning set forth in the Recitals.
     “Series C Purchase Agreement” has the meaning set forth in the Recitals.
     “Series C Remainder Shares” has the meaning set forth in Section 3.2.3.
     “Series C Stockholder Notice” has the meaning set forth in Section 3.2.3.
“ Series C Unsubscribed Shares” has the meaning set forth in Section 3.2.3.
     “Third Party” means any person or entity excluding each of the following: (a) the Company; (b) each of the Preferred Investor Stockholders and any of their respective successors, officers, directors, associates, partners (limited and general) or Affiliates; or (c) each of the Company Stockholders that are a party to this Agreement as of, but immediately prior to, the relevant date of determination for purposes of any Transfer.

     “Third Party Offer” has the meaning set forth in Section 3.2.1.
     “Third Party Transferee” has the meaning set forth in Section 3.2.6.
     “Transfer” means the sale, gift, mortgage, pledge, exchange, assignment or other disposition or transfer, including a disposition under judicial order, legal process, execution, attachment or enforcement of an encumbrance, but shall not include: (a) a transfer by a Company Stockholder to such Company Stockholder’s spouse, children or grandchildren, or to trustees, custodians or family limited liability companies for their benefit or to other persons or entities for estate-planning purposes, as a gift or otherwise without consideration, provided, however, that any and all such transferees shall hold the Equity Securities subject to the terms of this Agreement and, as a condition precedent to such transfers, shall be required to execute and deliver an agreement and instrument of accession to this Agreement, as annexed hereto and entitled “Counterpart Signature Page and Joinder” or in a form and substance otherwise satisfactory to the Board; or (b) a transfer by a Preferred Investor Stockholder to any limited or general partner or any Affiliate of such Preferred Investor Stockholder.
     “Transfer Notice” has the meaning set forth in Section 3.2.1.
     “Tudor Series C Investor Stockholders” means the holders of the Series C Preferred Stock issued to the Tudor Stockholders and their Affiliates on the date hereof, and their successors and assigns.
     “Tudor Stockholders” means, collectively, The Raptor Global Portfolio Ltd., The Tudor BVI Global Portfolio Ltd., Tudor Proprietary Trading, L.L.C. and The Altar Rock Fund L.P. and their Affiliates who become Stockholders of the Company from time to time (each, a “Tudor Stockholder”).
     “Unpurchased B Pro Rata Shares” has the meaning set forth in Section 4.2.
     “Unpurchased C Pro Rata Shares” has the meaning set forth in Section 4.2.
     “Z-KAT” means Z-KAT, Inc., a Florida corporation, or any successor thereto.